Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2016. We hereby further consent to the incorporation by reference of estimates of oil and gas reserves contained in our report dated February 7, 2017, which report appears in the Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2016. The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Northern Oil and Gas, Inc.

RYDER SCOTT COMPANY, L.P.

/s/ Ryder Scott Company, L.P.

Denver, Colorado
March 22, 2017